INTRALINKS HOLDINGS, INC.

SENIOR EXECUTIVE INCENTIVE BONUS PLAN

1.	Purpose

This Senior Executive Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior performance and to motivate eligible executives of IntraLinks Holdings, Inc. and its subsidiaries (the “Company”) toward superior achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.  The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.	Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.	Target Award

On an annual basis, each Covered Executive is assigned a target award, which is usually stated as a percentage of the Covered Executive’s eligible base salary.

5.	Performance Targets

a.    The Compensation Committee shall establish performance goals that relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including the following:  cash flow (including, but not limited to, operating cash flow and free cash flow), revenue (including but not limited to total company revenue and revenue in specific industries or use cases), bookings, EBITDA (earnings before interest, taxes, depreciation and amortization), net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Company’s common stock, acquisitions or strategic transactions, operating income (loss), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of the Company’s common stock, or any of these metrics in comparison to a peer group.  Each Performance Goal will have four levels:  Level 1 (75 percent), Level 2 (100 percent), Level 3 (125 percent) and Level 4 (150 percent).  In limited circumstances, the Compensation Committee may choose to reward bonuses without the 150 percent cap.  Amounts awarded for attainment of a Performance Goal between stated levels will be determined based on a linear sliding scale.  There may be more than one Performance Goal in any performance period, and each goal will have its own weighting.

b.    The Performance Goals for each performance period shall be selected by the Compensation Committee within the first 90 days of the performance period, and no bonuses shall be paid to Covered Executives under this Section 5 unless and until the Compensation Committee makes a determination with respect to the attainment of the selected Performance Goals.  The Compensation Committee reserves the discretion to adjust Performance Goals during the performance period.  The Company’s financial performance will be adjusted to budgeted foreign exchange rates established in advance.

6.	Discretionary Awards

The Compensation Committee may make discretionary awards under the Incentive Plan based upon such terms and conditions as the Compensation Committee may determine in its sole discretion.

7.	Employment Requirement

The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the payment date; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s death or disability.

8.	Timing of Payment

The Compensation Committee shall determine the amounts of the annual bonuses payable to each Covered Executive each year in accordance with the level of attainment of the selected Performance Goals.  Bonuses awarded for any fiscal year, including any discretionary bonus awarded under Section 6, will be made as soon as practicable within 75 days after the end of such fiscal year.

9.	Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

10.	Section 162(m)

From and after the date compensation paid under the Incentive Plan becomes subject to the compensation deduction limits imposed by Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), payments under Section 5 of this Incentive Plan shall be subject to the provisions of Section 12 of the Company’s 2010 Equity Incentive Plan, and each voting member of the Compensation Committee must qualify as an “outside director” within the meaning of Section 162(m) of the Code.